Exhibit 99.2

PACIFICNET Q1 2006 EARNINGS ANNOUNCEMENT CONFERENCE CALL

PacificNet's management team will host a conference call at 8:00 am Eastern Time on Monday, May 22, 2006, to discuss its first quarter results and its outlook for the remainder of 2006. The conference call is open to the public and may be accessed by calling (888) 852-6401 or (706) 645-0115 and entering PIN: 9403149. For those unable to attend the conference call live, an archive of the call will be available for 30 days. The replay numbers are (800) 642-1687 or (706) 645-9291. Please use conference ID 9403149.

TONY:
Good morning. My name is Tony Tong and I am PacificNet’s Chairman and CEO, calling from Hong Kong. I am joined today by Victor Tong, our President who is also calling from Hong Kong, and Jacob Lakhany, Director of Investor Relations who is calling from our US IR center. I would like to welcome you to our first quarter earnings call for the period ended March 31, 2006. Before we begin, I have asked Jacob to read the following statement. Jacob?

JACOB:
Thanks, Tony. This conference call contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China and fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10K, 10Q, and other filings with the SEC. The Company is under no obligation to update statements made on this call to reflect subsequent events in its business. Now I would like to turn the call over to Victor to discuss the results. Victor?

VICTOR:
Thank you, Jacob. We were very pleased to report quarterly revenues for the period ended March 31, 2006 of $15,034,000, an increase of 63 % as compared to $9,212,000 from Q1 2005. Quarterly gross profit was $6,481,000, a significant increase of 282% as compared to $1,698,000 from Q1 2005. Quarterly operating profit was $2,012,000, an increase of 160% as compared to $773,000 from Q1 2005.

We are also delighted to report that we have achieved Q1 net income of $921,000, or EPS of 8.5 cents per basic share (or 8.0 cents per diluted share), represented an increase of 122% as compared to net income of $415,000, or 4.2 cents per basic share (or 3.8 cents per diluted share) in Q1 2005. This was in the upper end of the range of the Company's latest first quarter earnings projection of 7 to 9 cents per basic share. Net profit margin increased to 6.13% for Q1 2006 from 4.50% for Q1 2005. The Company’s Q1 results also included a total of $358,000 in non-cash expenses, including depreciation and amortization expense of $296,000 and a new $62,000 non-cash stock-based compensation expense recognized during Q1 as a result of the implementation of SFAS 123(R) which became effective on January 1, 2006.

Each of our subsidiaries and investments, including Epro, Linkhead, Smartime, 3G, Clickcom and ChinaGoHi, Wangrong, iMobile, PacificNet Communications, and PacificNet Power were profitable.

Quarterly revenues of $3,027,000, $7,040,000, and $3,355,000; and operating profit of $120,000, $1,714,000, and $351,000 were generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value Added Services (VAS), and (3) Telecom Distribution Services, respectively. This compares to revenues of $3,064,000, $1,330,000, and $4,676,000; and operating profit of $239,000, $580,000, and $129,000, respectively for Q1 2005.

As of March 31 2006, cash and cash equivalents were $11,189,000 , compared to $2,323,000 at the end of Q1 2005 as a result of a recently completed private placement.

We had 2,300 employees in China at the end of the first quarter. The increase was partially due to our expanded presence in China. We now have offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and VAS branch offices in 26 provinces in China including Guangdong, Guangxi, Hubei, Hunan, Jiangsu, Zhejiang, Shanghai, Henan, Anhui, Yunnan, Gansu, Ningxia, Inner Mongolia, Guizhou, Tianjin, Qinghai, Hainan, Heilongjiang, Shanxi, Shandong, Chongqing, Jiangxi, Beijing, Hebei, Liaoning, and Jilin.

Now, I would like to run the call over to Tony to discuss the business in greater detail. Tony?

TONY:
Thank you, Victor. Over the first quarter, we have worked hard for the transition of our business from the lower margin distribution business to higher margin value-added services, which will help drive superior bottom-line results. We believe in a relatively short period of time that we have made substantial progress. This has already been demonstrated by our increase in both gross and operating margins in the first quarter. For example, acquisitions such as Clickcom and Guangzhou 3G helped us enter the mobile internet market in China. Our Q1 acquisition of iMobile (Beijing) Technology Co., Ltd. further enhances our position in this rapidly growing B2C market in China. We have also further expanded our VAS Business, as Chinese companies are increasingly recognizing that we can help them build loyalty and make their products more competitive.

Our acquisition of a majority interest in Guangzhou Wanrong, one of the leading providers of VAS in China, is expected to help support our growth during the second half of fiscal 2006 and beyond. The success that we developed in this business allowed us to recently acquire a controlling interest in ChinaGoHi, one of the most widely recognized brand names in China. We believe that the combination of ChinaGoHi’s online and offline financial content, its innovative infomercials and publication of a leading weekly magazine on financial investment and wealth management for the Chinese investors, and ChinaGoHi’s strong brand recognition among China’s 80 million B2C retail investors in China’s A-Share Stock Market, along with our growing call center telemarketing operations will allow us to drive sales from their information and marketing activities.

I would like to spend some time discussing several of the transactions that we expect will continue to drive improved margins. On May 4, 2006, PacificNet announced that its subsidiary Guangzhou Wanrong Information Technology Co., Ltd ("Wanrong") signed a value-added services cooperation agreement to provide IVR and voice information services with China Telecom in Guangxi province. According to the agreement, Guangzhou Wanrong will provide a wide variety of voice-based information services to China Telecom's 1.5 million fixed-line phone users and PHS users in the two regions of Guangxi province: Baise and Hechi, by utilizing China Telecom's "168" and "160" voice information hotline services. With its powerful voice information development technology and rich voice information service contents, Wanrong will provide China Telecom with diversified voice value-added services including interactive voice games, musical greetings, voice chatting & dating, picture and ring-tone downloads, voice information inquiry, the "160" operator assisted voice information navigation hotline, and other value-added services. Guangzhou Wanrong is one of the leading information value-added service development and operation companies in Asia and has dedicated itself to becoming a first-class telecom value-added services provider in China. Guangzhou Wanrong was granted nationwide SMS service numbers "2388" for China Mobile and "9928" for China Unicom. These types of services carry high margins. We are encouraged that we are able to enter into such an arrangement less than four months after PacificNet acquired a majority-interest in the Wanrong.

During the first quarter we also expanded our e-commerce platform as we entered into a definitive agreement to acquire a 51% majority interest in PacificNet iMobile (Beijing) Technology Co., Ltd ("iMobile"), one of the leading internet information portals and e-commerce distributors for mobile phones, mobile phone accessories, and mobile related value-added services in China. iMobile operates its e-commerce business via two internet portals, "http://www.iMobile.com.cn" and "http://www.18900.com," in addition to a WAP portal "17wap.com" for mobile phone browsing. iMobile's internet portal is a top ranked site in terms of traffic and has about 2.3 million registered online users and over 400,000 active users, with 5 million daily page views and 20,000 blog postings daily, which makes iMobile the top ranked site in its category in China. In addition, iMobile's 18900.com operation is the designated internet distributor for Motorola, Nokia, and NEC's mobile products in China. 18900.com is the leading internet e-commerce distributor of mobile products in China and provides internet, email, customer service centers, pre and post sale services, logistics, and cash-on-delivery (COD) services to consumers purchasing mobile phone related products in China. iMobile's 18900.com e-commerce operation combines both online internet services with its offline customer service network composed of a nationwide chain of logistics and customer service centers covering 21 provinces and 40 major cities in China.

We’d like to also make the announcement of the New Appointment of VP of Finance and Interim CFO, and Resignation of CFO ShaoJian Wang

As indicated in our 10-K filed on April 28, we have greatly expanded our Finance and Accounting staff in China in the last six months. In January, we promoted Mary Ma to the new position of Vice President of Finance, a position which will be permanently stationed in China. We have gradually transitioned the roles, responsibilities and job function of the CFO role to Mary May, the new VP of Finance. We announce the resignation of Mr. ShaoJian Wang as the CFO of PacificNet effective May 26, 2006. Mr. Victor Tong, our President, will take on the position of the Interim CFO during our search of the permanent CFO. We’d like to thank Mr. ShaoJian Wang for his hard work and contribution as the CFO of PacificNet for the last 4 years, and we wish him the best in his future personal and career pursuit. There is no disagreement between company and the CFO and he has signed and certified the 10-Q for Q1 2006.

Beginning in Q1 2006, the Company streamlined its reporting procedures by requiring all accounting groups within each subsidiary, which includes tax, treasury, financial planning and analysis groups, to directly report information and communicate to their respective accounting group at the Company’s financial accounting headquarters in Shenzhen, China. Each accounting group at Shenzhen is now responsible for overseeing the reporting results delivered for each subsidiary within their group to ensure that the material transactions and financial disclosures provided by such group are accurate, complete and correct and do not contain any material misstatements or omit material information

The Company plans to expand the size of its internal audit group, and has determined to retain an outside independent consulting firm with relevant accounting, experience. In connection with this expansion the Company will give the internal audit group the added responsibility to monitor its wholly owned subsidiaries and partially owned subsidiaries and joint venture operations through reviews and audits at such locations a minimum of three times a quarter. The Company has found that this new responsibility of the internal audit group is critical upon each new acquisition, as the newly acquired subsidiary must quickly become familiar with the Company’s policies and procedures for processing, summarizing, reporting and disclosing material information and ensuring that financial information about the new subsidiary is properly accounted for and communicated to management.

Now, I would like to turn the call back to Victor to discuss our second quarter and 2006 full-year business outlook. Victor?

VICTOR:
For 2006 outlook, we reiterate our previous guidance for Q2 and fiscal 2006:

For Q2, we expect that total revenues will be between $14 and $15 million and net income will be between be between $1,000,000 and $1,200,000 or EPS of about 10 to 12 cents per share.

For fiscal year 2006, the Company reiterates its previous outlook that total revenues will be between $60 and $70 million, resulting in net income between $4.5 and $5.2 million, or EPS of about 41 to 50 cents per share. If we are successful in meeting our expectations, it would result in an annual EPS growth of 64% to 100%. This guidance assumes no additional acquisitions. We believe we will achieve this through gaining market share and growing in the VAS, IVR, and CRM markets in China, while improving our margins through a more favorable mix of business growth and cost savings due to efficiencies across all of our business units. These expectations assume that we do not make any additional acquisitions during the year.

Finally, I would like to comment briefly on our infrastructure. We know that many investors have been disappointed by the delays we have incurred in filing our financial results. During the last six months, we have grown rapidly, both organically and through acquisition. We recognize that as we continue to grow it is essential that we have the people and systems in place to both manage and track the performance of our businesses, and that we can file our financial results on a timely basis. We believe, although we filed an extension for the first quarter, that we will be in a position to communicate on a timely basis future financial results. Now, I would like to open the call up for questions.

After questions:

TONY: I would like to thank everybody for joining us today. I thank you for your continued support of PacificNet. We look forward to speaking with you again at our Q2 earnings call in August. Please call or email Victor, Jacob, our IR director, and myself if have more questions in the future. Good day and see you next time.

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